Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SANOFI-AVENTIS

STAR 2010, INC.

and

BMP SUNSTONE CORPORATION

Dated as of October 28, 2010

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AGREEMENT AND PLAN OF MERGER, dated as of October 28, 2010 (this “Agreement”), by and among sanofi-aventis, a French société anonyme (“Parent”), Star 2010, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BMP Sunstone Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved and declared advisable this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and Merger Sub have approved this Agreement and the consummation of the Merger and all of the covenants and agreements contained in this Agreement;

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement and incur the obligations set forth herein, Parent and certain stockholders of the Company which beneficially or of record own an aggregate of approximately 23% of the Shares (as defined below) on a fully diluted basis (the “Stockholders”) have entered into a stockholder support agreement (the “Support Agreement”) relating to the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement and incur the obligations set forth herein, Les R. Baledge has, contemporaneously herewith, executed a Letter of Undertaking, substantially in the form attached hereto as Appendix 1.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania at 10:00 a.m., local time, on a date to be specified by the Parties (the “Closing Date”) which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 3.7(a))) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by action at the Closing, but subject to the satisfaction or written waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. As used in this Agreement, “Business Day” shall mean any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings.

1.3 Effective Time. On the Closing Date, immediately after the Closing, the Parties shall (i) cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and (ii) make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.10 of this Agreement, at the Effective Time, the restated certificate of incorporation and the bylaws of the Company, in each case, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Company until thereafter amended as provided therein or by applicable Law.

1.6 Officers and Directors.

(a) Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b) The officers of the Company immediately prior to the Closing Date shall, to the extent they have entered into Retention Agreements (as defined in Section 5.15), be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.1(d) and Section 2.1(e), each issued and outstanding share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (such shares collectively, “Company Common Stock” or “Shares” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)), shall thereupon be converted into and shall thereafter represent the right to receive the sum of $10.00 in cash, without interest (the “Merger Consideration”). All Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and the holders of certificates that immediately prior to the Effective Time represented such Shares (“Certificates”) or holders of Shares represented by book entry (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, upon surrender of such Certificates or Book-Entry Shares, as applicable, in accordance with this Article 2.

(b) Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company as treasury stock (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e) Dissenting Shares. (i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation or of a stockholder of Parent.

(ii) Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for dissenters’ rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options (as defined in Section 5.5(a)(i)) and the Company Stock-Based Awards (as defined in Section 5.5(a)(ii)), cash sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares pursuant to the provisions of this Article 2 and (ii) the Option and Stock-Based Consideration (as defined in Section 5.5(a)(ii)) payable pursuant to Section 5.5 (such cash referred to in Sections 2.2(a)(i) and 2.2(a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates or Book-Entry Shares shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. On the Closing Date, the Paying Agent shall also deliver, or cause to be delivered, to each holder of a Company Stock Option or a Company Stock-Based Award by wire transfer the amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock-Based Award.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with, in the case of Certificates, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message,” and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (B) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or the transferred Book-Entry Shares is registered in the transfer records of the Company, it shall be a condition of payment that (i) the Certificate or Book-Entry Shares formerly representing such Shares is presented to the Paying Agent, accompanied by all proper endorsements or documents required to evidence and effect such transfer and (ii) the person requesting such payment shall pay to the Paying Agent any applicable stock transfer or other Taxes required as a result of such payment to a person other than the registered holder of such Certificate or Book-Entry Share or provide evidence satisfactory to the Paying Agent that any stock transfer Taxes (as defined in Section 3.13(c)) have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article 2.

(iii) For the avoidance of doubt, the Paying Agent, the Surviving Corporation and Parent shall each be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any former holder of Shares or former holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment, including any applicable transfer, stamp or other Taxes due as a result of the consummation of the Merger. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as defined in Section 3.3(b)), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article 2.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares, Company Stock Options or Company Stock-Based Awards for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent (as defined in Section 8.12(a)) or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, indemnifying Parent and the Surviving Corporation against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as defined in Section 3.4(a)) filed with or furnished to the SEC (as defined in Section 3.4(a)) after December 31, 2007 but prior to the date hereof (and then (i) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence relating to a matter covered by a representation or warranty set forth in this Article 3 and (ii) other than in risk factors or other forward-looking statements or language or any other statements that are similarly non-specific, predictive or forward-looking in nature in such filings) or in the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Company Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent on its face without review or other examination of the underlying documents listed therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries (as defined in Section 8.12(a)) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

(b) The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company’s certificate of incorporation and bylaws and the equivalent organizational documents of each Subsidiary, each as amended through the date hereof. Such certificate of incorporation and bylaws and the equivalent organizational documents of each Subsidiary are in full force and effect and neither the Company nor any Subsidiary is in violation of any provision of the Company’s certificate of incorporation and bylaws or equivalent organizational documents.

(c) As used in this Agreement, any reference to any state of facts, circumstances, event or change having a “Company Material Adverse Effect” means such state of facts, circumstances, event or change that has had or would reasonably be expected to have a material adverse effect on (i) the assets, liabilities, business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Merger, but shall not include (a) facts, circumstances, events or changes (i) generally affecting the specialty pharmaceutical industry or the segments thereof in which the Company and its Subsidiaries operate (including changes to commodity prices) in the People’s Republic of China (the “PRC”) or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States, the PRC or elsewhere, (iii) resulting from any political conditions or developments in general, (iv) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any material facility or property of the Company or any of its Subsidiaries), (v) reflecting or resulting from changes or proposed changes in Law (including rules and regulations) or interpretation thereof or GAAP (as defined in Section 3.4(b)) (or interpretations thereof), or (vi) resulting from actions of the Company or any of its Subsidiaries which Parent has expressly requested in writing or to which Parent has expressly consented in writing; provided that clauses (a)(i) through (a)(v) may be taken into account if they disproportionately affect the Company relative to other industry participants; or (b) any decline in the stock price of the Company Common Stock on the NASDAQ – Global Market or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect), or (c) any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of the Company to comply with its obligations to operate in the ordinary course of business) with, this Agreement and the transactions contemplated hereby; provided, however, that this clause (c) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement and the consummation of the Merger. For purposes of clarification, any actions required by any person to comply with Section 5.6 (and the impact thereof) shall be excluded from the determination of Company Material Adverse Effect.

3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of October 27, 2010, (i) 42,281,431 shares of Company Common Stock were issued and outstanding; (ii) 3,219,688 shares of Company Common Stock were reserved for issuance pursuant to currently outstanding Company Stock-Based Awards and Company Stock Options; (iii) 3,438,889 shares of Company Common Stock were reserved for issuance pursuant to the terms and conditions of those certain 12.5% secured convertible notes due July 1, 2011, in the aggregate principal amount of $10,650,000 (the “July Notes”); (iv) 2,175,000 shares of the Company Common Stock were reserved for issuance pursuant to the terms and conditions of those certain 12.5% Subordinated Convertible Notes due July 1, 2011, in the aggregate principal amount of $7,000,000 (the “July Public Notes”); (v) 2,116,667 shares of the Company Common Stock were reserved for issuance pursuant to the terms and conditions of those certain 12.5% March Cash Secured Convertible

Notes due July 1, 2011, in the aggregate principal amount of $6,350,000 (the “March Cash Notes”); (vi) 1,829,034 shares of the Company Common Stock were reserved for issuance pursuant to currently outstanding warrants for the purchase of Company Common Stock (“Warrants”); and (vii) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted above shall be, when issued by the Company in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of pre-emptive rights.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option and Company Stock-Based Award outstanding as of the date of this Agreement: (i) the name of each holder of the Company Stock Option or Company Stock-Based Award; (ii) the particular Company Stock Plan pursuant to which such Company Stock Option or Company Stock-Based Award was granted; (iii) the number of shares of Company Common Stock subject to or underlying such Company Stock Option or Company Stock-Based Award, and a description of the type of award; (iv) the exercise or purchase price of such Company Stock Option or Company Stock-Based Award (as applicable); (v) the date on which such Company Stock Option or Company Stock-Based Award was granted; (vi) the applicable vesting schedule; and (vii) the expiration date. The Company has made available to Parent accurate and complete copies of all Company Stock Plans pursuant to which Company has granted the Company Stock Options or Company Stock-Based Awards that are currently outstanding and the form of all award agreements evidencing such Company Stock Options and Company Stock-Based Awards. No holder of any Company Stock Option or Company Stock-Based Award is entitled to receive any consideration with respect to any share of Company Common Stock underlying such Company Stock Option or Company Stock-Based Award that is in excess of the Merger Consideration.

(c) Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after October 27, 2010, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) repurchase, redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned or any other person.

(d) Except as set forth in subsection (a) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(f) None of the Subsidiaries of the Company own any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.

(g) Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(h) Except as set forth in Section 3.2(h) of the Company Disclosure Schedule, except for interests in other Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other interest in any person.

3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.17), to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and, except for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The board of directors of the Company has taken all necessary action so that none of the restrictions set forth in Section 203 of the DGCL (the “Interested Stockholder Statute”) apply to the Merger, this Agreement, the Support Agreement or the transactions contemplated hereby and thereby. The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that the Merger, this Agreement and the transactions contemplated by this Agreement are fair to, advisable and in the best interest of the Company and its stockholders; (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (iii) recommended to such stockholders that they approve and adopt this Agreement and the Merger; and (iv) directed that this Agreement be submitted to the Company’s stockholders for adoption and approval. This Agreement has been duly and validly executed and delivered by the Company.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) any applicable requirements under the Anti-Monopoly Law of the People’s Republic of China (the “PRC Merger Regulation”), (iv) any applicable requirements of Laws in other foreign jurisdictions governing antitrust or merger control matters, and (v) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no authorization, permit, consent or approval of, or filing with or notification to, any United States, PRC or other foreign governmental or regulatory agency, national securities exchange, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings (x) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) as may arise as a result of facts, circumstances relating to Parent or its affiliates (as defined in Section 8.12(a)) or Laws or contracts binding on Parent or its affiliates.

(c) The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s Subsidiaries or (iii) conflict with or violate any Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, other than, (x) in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) as may arise as a result of facts, circumstances relating to Parent or its affiliates or Laws or contracts binding on Parent or its affiliates.

3.4 Reports and Financial Statements.

(a) The Company has filed or furnished, on a timely basis, all forms, documents and reports (including all related notes and schedules) required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and in each case, the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents, as of their respective dates, or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries are SEC registrants.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with applicable generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto).

(c) The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since January 1, 2007 and all responses to such comment letters filed by or on behalf of the Company.

3.5 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act.

(b) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are designed, and are functioning effectively, to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s outside auditors and audit committee of the board of directors of the Company (i) significant deficiencies and material weaknesses in the design or operation of internal controls that, individually or in the aggregate, are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2007.

(c) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have timely made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or Company SEC Documents.

3.6 No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business and consistent with past practices since December 31, 2009, and (iii) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the avoidance of doubt, for purposes of this Section 3.6, the term “liabilities” shall not include obligations of the Company or any of its Subsidiaries to perform under or comply with any Law, action, judgment or contract (in each case, other than an obligation to pay money) but would include such obligations if there has been a default or failure to perform or comply by the Company or any of its Subsidiaries with any such obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

3.7 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are and since January 1, 2007 have been in compliance with and are not in default under or in violation of

(i) any federal, state, local, foreign or international law, statute, directive, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity (collectively, “Laws” and each, a “Law”), applicable to the Company, such Subsidiaries or any of their respective properties or assets, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any Subsidiary is bound, in each case, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.5 or in respect of environmental matters. Since January 1, 2007, the Company has not received written notice to the effect that a Governmental Entity claimed or charged that the Company, any of its Subsidiaries or any of their respective employees was not in compliance with all applicable Laws.

(b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease, occupy and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any material Company Permits is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees, or other persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, including but not limited to the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”), or (iii) been subject to any investigation by any Governmental Entity with regard to any actual or alleged Prohibited Payment.

3.8 Environmental Laws and Regulations.

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below), and to the knowledge of the Company any past non-compliance by the Company and its Subsidiaries with applicable Environmental Laws has been resolved, except for any failure to comply or to resolve past non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has obtained, maintained and been in compliance with all Environmental Permits (as defined below) necessary for the conduct and operation of its business as currently operated, and the Company or any applicable Subsidiary of the Company has not received any notice that any such Environmental Permit is not in full force and effect or that the Company or any applicable Subsidiary has not complied with any such Environmental Permit; and (ii) no such Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement.

(c) None of the Company or any of its Subsidiaries has received any notice of, or entered into or assumed by contract or operation of law or otherwise, any obligation, penalty, order, decree, agreement, settlement, judgment, injunction or other liability under Environmental Laws, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no pending or, to the knowledge of the Company, threatened civil, criminal or administrative claims, actions, proceedings, hearings, notices of violation, investigations, arbitrations or demand letters arising in connection with any Environmental Laws or Environmental Permits, or with respect to Hazardous Materials (as defined below) against the Company or any of its Subsidiaries or related to the Owned Real Property, the Leased Real Property or any other facility previously owned or operated by the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the knowledge of the Company, there are no other facts, activities, circumstances or conditions that have resulted in or would be reasonably expected to result in, the Company incurring a liability or obligation, pursuant to any applicable Environmental Laws that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company has provided Parent with copies of all material environmental assessments, audits, reports, inspections, or other similar studies or analyses relating to the businesses of and real property currently or formerly owned or leased by the Company and its Subsidiaries that have been generated in the past five (5) years.

(g) As used herein, “Environmental Laws” means any and all Laws which (i) regulate or relate to the pollution, protection, investigation, restoration or clean up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal, recycling or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes or similar materials; the protection of human or animal health and safety; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability or responsibility with respect to any of the foregoing. As used herein, “Environmental Permit” means any permit, approval, consent, variance, identification number, license, registration and other authorization required under any applicable Environmental Law. As used herein, “Hazardous Material” means petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, radon, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls, natural gas, synthetic gas and any mixtures thereof, toxic mold and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated, require investigation, reporting or remedial action pursuant to or are the basis for liability pursuant to any Environmental Law or are defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import under any applicable Environmental Law.

3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), including, without limitation, those providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance, fringe benefits or vacation, severance, retention, change in control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to, or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any Subsidiary has any liability, for the benefit of employees, directors, consultants, former employees, former consultants and former directors of the Company or its Subsidiaries and all employee agreements or arrangements providing compensation, vacation, severance, retention, change in control or other benefits to any officer, employee, consultant or former employee of the Company or its Subsidiaries.

(b) Correct and complete copies of the following documents with respect to each of the Company Benefit Plans have been made available to Parent by the Company, to the extent applicable: (i) any plans documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent Internal Revenue Service determination letter; and (v) the most recent summary plan descriptions.

(c) Each Company Benefit Plan that is subject to United States Law (a “U.S. Benefit Plan”) has been maintained and administered in compliance, in all material respects, with its terms and with ERISA and the Code to the extent applicable thereto. Any U.S. Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code and each related trust that is intended to be exempt from federal income Tax pursuant to section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified or exempt, as the case may be, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption. Neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no U.S. Benefit Plan provides, or has any liability to provide, medical benefits to any employee or former employee following his or her retirement, except as required by applicable Law or as provided in individual agreements upon a severance event.

(d) Neither the Company nor any of its Subsidiaries has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than required by the terms of the Company Benefit Plans as in effect as of the date hereof or (ii) to modify, change or terminate any Company Benefit Plan, other than a modification, change or termination required by applicable Law.

(e) All material contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates. With respect to each Company Benefit Plan, except as would not have a Company Material Adverse Effect, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Company Benefit Plan or under applicable Law.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement or (iii) result in the payment of any amounts that are reasonably expected to, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) With respect to each Company Benefit Plan that is not subject to United States Law (a “Foreign Benefit Plan”), (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for such failures to register or maintain as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) and no fact or event exists that could result in the incurrence by the Company or any of its Subsidiaries of such liability.

(i) Each Company Benefit Plan that is subject to the requirements of Section 409A of the Code has been operated in good faith compliance with the currently applicable requirements of Section 409A of the Code and the regulations, rulings and notices thereunder and the Company has made or will make a good faith attempt to amend such Company Benefit Plans to the extent necessary to meet the documentary compliance standards thereof in a timely manner.

(j) There are no pending actions, claims or lawsuits arising from or relating to the Company Benefit Plans, (other than routine benefit claims), nor does the Company have any knowledge of facts that could form the basis for any such claim or lawsuit.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Stock Options and Company Stock-Based Awards have been granted in compliance with the terms of the applicable Company Stock Plans, with applicable Law, and with the applicable provisions of the certificate of incorporation of the Company and the bylaws of the Company as in effect at the applicable time, and all such Company Stock Options and Company Stock-Based Awards are accurately disclosed as required under applicable law in the Company SEC Documents, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded).

(l) Except as set forth in Section 3.9(l) of the Company Disclosure Schedule, (i) since December 31, 2009, neither the Company nor any Subsidiary has raised the salaries of any employee, director or consultant, of the Company or its Subsidiaries, except where such raise would not exceed $25,000 individually, and (ii) since August 1, 2010, neither the Company nor any Subsidiary has raised the salaries of any employee, director or consultant, of the Company or its Subsidiaries, except where such raise would not exceed $500,000 in the aggregate.

3.10 Absence of Certain Changes or Events. From December 31, 2009 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practices, and none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require Parent’s consent pursuant to, Section 5.1(a). Since December 31, 2009, there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Investigations; Litigation. (a) There is no litigation, suit, claim, action, proceeding, investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity, and there are no orders, writs, judgments, injunctions, decrees, determinations or awards of any Governmental Entity or settlement agreements or similar written agreements, in each case, which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Proxy Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined below) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.4(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.”

3.13 Tax Matters.

(a) Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time validly obtained within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete; (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), including any Taxes required to be withheld from amounts owing to any employee, partner, independent contractor, creditor, stockholder or with respect to any payments of royalties, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings or claims in respect of Taxes; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due; (v) all deficiencies asserted or assessed by a Governmental Entity for Taxes payable by or on behalf of the Company or any of its Subsidiaries have been paid in full, settled or adequately provided for in accordance with GAAP unless being contested in good faith or for which adequate reserves have been established in accordance with GAAP; (vi) no claim has been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or any such Subsidiary is or may be subject to Tax by that jurisdiction; and (vii) none of the Company or any of its Subsidiaries (A) has been a “controlled corporation” or a

“distributing corporation” in any distribution occurring during the last two years that was intended to be governed by Section 355 of the Code, (B) is, or has been, a party to, nor is it bound by or required to make any payment under, any Tax sharing, Tax indemnity, Tax allocation or similar Tax agreement, contract, arrangement, plan, understanding or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity) or have any liability for any Taxes of any person other than the Company and its Subsidiaries, as a transferee or successor, by Law or contract or otherwise, (C) waived any statute of limitations with respect to Taxes which has not since expired or agreed to any extension of time with respect to a Tax assessment or deficiency which has not since expired, (D) requested a private letter ruling from the IRS or any comparable Tax ruling from any other Governmental Entity, or entered into any “closing agreement” as described in Section 7121 of the Code (or any agreement under any corresponding or similar provision of non-U.S., state or local Tax law), (E) has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified therein, or (F) has engaged in any transaction that has given rise to a disclosure obligation as a “reportable transaction” or a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder.

(b) Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company’s Subsidiaries has, in accordance with applicable Law, duly registered with the relevant Governmental Entity, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Entities; and (ii) no submissions made to any Governmental Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Company, threatened.

(c) For purposes of this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, levies, duties and tariffs of any kind (including unclaimed property or escheat charges and together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

3.14 Employees and Labor Matters. Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement (other than any which is statutorily mandated) in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened, (ii) there is no union organizing effort initiated by the employees of the Company pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) unfair labor practices, and (iv) classification of workers.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all: (i) patents and patent applications (including provisional or other priority applications); (ii) registered trademarks, registered service marks, registered tradenames, applications to register trademarks, service marks and tradenames, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) registered domain names and applications for domain name registrations; (v) any other registered Intellectual Property or applications for registration of such Intellectual Property, in each case, for (i) through (v) above, to the extent owned by (or under obligation of assignment to) the Company and its Subsidiaries, and indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the current applicant or registrant, and (vi) licenses of Intellectual Property to which the Company or any of its Subsidiaries is a party, but excluding shrink-wrap software agreements that are generally commercially available.

(b) The Company and/or its Subsidiaries owns, or has a valid license to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted, which ownership interest and license to use shall survive unaffected upon consummation of the Merger.

(c) None of the Intellectual Property owned by the Company, or to the knowledge of the Company, the Intellectual Property licensed to the Company, is subject to any outstanding injunction, decree, order, judgment, agreement or stipulation that adversely affects the Company’s or any of its Subsidiaries’ use thereof or rights thereto or that would impair the validity or enforceability of any such Intellectual Property, in each case in any material respect.

(d) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as has been and is currently conducted does not infringe on, misappropriate or otherwise violate the Intellectual Property rights of any person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property. Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding or asserted any claim in writing against any person for infringing or misappropriating Intellectual Property, and to the knowledge of the Company, no person is infringing on, misappropriating or otherwise violating, in each case, in any material respect, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or its Subsidiaries. There is no claim, suit or action pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any Intellectual Property used by the Company and its Subsidiaries.

(e) Except as, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have timely made all filings and payments with the appropriate Governmental Entities required to register and maintain all Intellectual Property owned by the Company or such Subsidiary and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced or has been used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(f) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all Trade Secrets and any other confidential information that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other persons with access to Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. To the knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.

(g) The consummation of the Merger, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any Contract, will not, under any Contract to which the Company or any of its Subsidiaries is bound (i) result in either the Parent or the Surviving Corporation (y) being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or (z) granting to any third party any new or additional right to or with respect to any Intellectual Property owned by, or licensed to, Parent or the Surviving Corporation which they were not bound by prior to the consummation of Merger, or (ii) result in any third party being granted any rights to any Intellectual Property owned by the Company that are in addition to, or greater than, such third party currently has.

(h) As used herein, “Intellectual Property” means trademarks, service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; nonpublic information, Trade Secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person; copyrights and copyrightable subject matter, computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, internet and intranet websites, databases, compilations and all documentation (including user manuals and training materials) relating to any of the foregoing, writings and other works, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights. As used herein, “Trade Secrets” means nonpublic information, trade secrets, know-how, confidential information, proprietary processes, formulae, models, and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person.

3.16 Opinion of Financial Advisor. The board of directors of the Company has received the opinions of each of Stephens Inc. and Philadelphia Brokerage Corporation, each dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view. Correct and complete copies of the opinions have been delivered to Parent and the Company has been authorized to include the opinions in the Proxy Statement.

3.17 Required Vote of the Company Stockholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company that is required to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

3.18 Material Contracts.

(a) As of the date hereof, except for this Agreement and except as set forth as an exhibit to the Company SEC Documents and on Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) Contract relating to indebtedness for borrowed money or any financial guaranty, other than loans between wholly-owned Subsidiaries of the Company;

(ii) Contract which is likely to involve consideration of more than $1,000,000 in the aggregate, over the remaining term of such contract or agreement;

(iii) joint venture contracts, partnership arrangement, agreements to purchase or any other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any third party;

(iv) non-competition agreements or any other agreements or arrangements that materially limit or otherwise materially restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that, to the knowledge of the Company, would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, in each case from engaging or competing in any line of business or in any geographic area or, in the case of the specialty pharmaceutical business, any therapeutic area, class of drugs or mechanism of action, which agreement or arrangements would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after giving effect to the Merger;

(v) Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vi) Contract entered into after December 31, 2009 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (by merger consolidation, combination or amalgamation), of assets (other than assets purchased pursuant to capital expenditures) or capital stock or other equity interests of another person;

(vii) other than inter-company transactions, any Contract or other arrangement pursuant to which the Company may be required to make future payments to acquire additional shares of Subsidiaries or to complete earn-out agreements or make similar contingent payments;

(viii) Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its Subsidiaries or non-controlled joint ventures), on the other hand, that involves payments of more than $1,500,000 in any one year;

(ix) any settlement agreement entered into within three years prior to the date of this Agreement, other than releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with, or services for, the Company;

(x) any “standstill” or similar agreement that restricts the Company or any Subsidiaries’ right to acquire any security or business;

(xi) any voting, stockholder or other similar Contract or any Contract containing registration rights or assigning such rights or any Contract containing preemptive rights or assigning such rights; and

(xii) any other Contracts, whether or not made in the ordinary course of business, which are material to the Company and the Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All Contracts of the type described in clause (a) above to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement, together with the Contracts set forth on Section 3.18(a) of the Company Disclosure Schedule, are referred to herein as the “Company Material Contracts.” Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iv) to the knowledge of the Company, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (v) no party to any Company Material Contract has given the Company or any of its Subsidiaries notice of its intention to, and to the knowledge of the Company, no such third party intends to, cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto. As used herein, “Contracts” means, with respect to any person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, guarantees, employment agreements, license agreements, instruments to which such person or its Subsidiaries is a party, whether oral or written.

3.19 Properties.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a true, accurate and complete list of all real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”).

(b) Section 3.19(b) of the Company Disclosure Schedule contains a true, accurate and complete list of material real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”).

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (i) holds good, marketable and valid fee simple title to the (A) Owned Real Property and (B) all of the other properties and assets reflected in the December 31, 2009 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens and other matters described in Section 3.19(c) of the Company Disclosure Schedule; (ii) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease, and the Owned Real Property is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated (or the equivalent) or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed; and (iii) is in possession of the Leased Real Property, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, and, to the knowledge of the Company, of the other party or parties to such lease, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease.

(d) As used herein, “Permitted Liens” means (i) Liens for Taxes, assessments, charges or claims of payment not yet past due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanics’ and materialmen’s Liens for construction in progress arising in the ordinary course of business, or for which adequate reserves have been established, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary, and (iv) Liens and other encumbrances that have not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.20 Finders or Brokers. Except for Stephens Inc. and Philadelphia Brokerage Corporation, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has delivered to Parent true, correct and complete copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees or commissions are payable.

3.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the material insurance, reinsurance and captive policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement; and (ii) to the knowledge of the Company, any material historic, claims or occurrence-based policies of the Company and its Subsidiaries that are potentially responsive to liabilities of the Company and its Subsidiaries are in full force and effect on the date of this Agreement and a true, correct, complete and dated copy of each Material Company Insurance Policy has been made available to Parent prior to the date of this Agreement; and (iii) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, (i) no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy since December 31, 2009, (ii) there is no claim by the Company or any of its Subsidiaries in excess of $20,000 pending under any Material Company Insurance Policy and no claim in excess of $20,000 made between December 31, 2009 and the date of this Agreement has been denied, and (iii) neither the Company nor any of its Subsidiaries has, since December 31, 2007, been refused any insurance with respect to any of its material assets or operations, nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

3.22 Interested Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or transaction with (i) any direct or indirect beneficial owner of 5% or more of the Company Common Stock with respect to which the Company has knowledge or (ii) any director, officer or other affiliate of the Company or any of its Subsidiaries or any relative of any of the foregoing except for employment or compensation agreements or arrangements with directors and officers and director and officer indemnity agreements, in each case made in the ordinary course of business consistent with past practice.

3.23 Customers and Suppliers. Set forth in Section 3.23 of the Company Disclosure Schedule is a true and correct list of (a) the twenty largest customers of the Company and its Subsidiaries taken as a whole, and (b) the twenty largest suppliers of the Company and its Subsidiaries taken as a whole, in each case, during the year ended December 31, 2009. No customer or supplier that is not listed in Section 3.23 of the Company Disclosure Schedule accounted for in excess of 5% of the revenues or purchases of the Company and its Subsidiaries taken as a whole during the year ended December 31, 2009. To the knowledge of the Company, no customer or supplier listed in Section 3.23 of the Company Disclosure Schedule has cancelled or otherwise terminated its relationship with the Company or its Subsidiaries, or materially decreased or materially limited its purchases from or sales to the Company or its Subsidiaries, or intends to do any of the foregoing.

3.24 Regulatory Matters. As of the date hereof, to the knowledge of the Company, no fact or circumstance exists relating to the qualification of the Company, including, but not limited to, any possible other transaction under consideration by the Company, that would reasonably be expected to cause a Governmental Entity acting pursuant to the PRC Merger Regulation or any foreign antitrust Laws to request a Material Divestiture (as defined in Section 5.6(b)).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the forms, documents and reports required to be filed or furnished with the SEC by Parent after January 1, 2007 but prior to the date hereof (and (i) then only to the extent reasonably apparent therein that such disclosed item relates to a matter covered by a representation or warranty set forth in this Article 4 and (ii) other than in risk factors or other forward-looking statements or language or any other statements that are similarly non-specific, predictive or forward-looking in nature in such filings), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Qualification; Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (“Parent Material Adverse Effect”).

4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) any applicable requirements of the PRC Merger Regulation, and (iv) any applicable requirements of Laws in other foreign jurisdictions governing antitrust or merger control matters (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.3 Reports and Financial Statements.

(a) Parent has filed or furnished, on a timely basis, all forms, documents and reports (including all related notes and schedules) required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2007 (the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and in each case, the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents, as of their respective dates, or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with International Financial Reporting Standards (except, in the case of the unaudited statements, as permitted under International Financial Reporting Standards and/or applicable rules and regulations of the SEC, if any) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto).

4.4 Investigations; Litigation. (a) There is no litigation, suit, claim, action, proceeding, investigation or review pending (or, to the knowledge of Parent, threatened) by any

Governmental Entity with respect to Parent or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Available Funds. Parent will have available to it at the Closing all of the funds required to be provided by Parent for the consummation of the transactions contemplated hereby and for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Consideration.

4.7 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.8 No Vote of Parent Board or Stockholders. No vote of the board of directors or stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise), is required by any applicable Law, the organizational documents of Parent or any of its affiliates or the applicable rules of the any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent or any of its affiliates to consummate the Merger.

4.9 Finders or Brokers. Except for Morgan Stanley Asia Limited, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission from the Company or any of its Subsidiaries in connection with or upon consummation of the Merger.

4.10 Regulatory Matters. As of the date hereof, to the knowledge of each of Parent and Merger Sub, no fact or circumstance exists relating to the qualification of Parent or Merger

Sub, including, but not limited to, any possible other transaction under consideration by Parent or Merger Sub, that would reasonably be expected to cause a Governmental Entity acting pursuant to the PRC Merger Regulation or any foreign antitrust Laws to request a Material Divestiture (as defined in Section 5.6(b)).

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1 Conduct of Business by the Company; Actions of Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be set forth in this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and consistent with past practice and the Company agrees to use its commercially reasonable efforts to preserve substantially intact its business organizations and those of its Subsidiaries, to keep available the services of those of their present officers, employees and workforce generally and to preserve their present relationships with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be specifically set forth in this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made to the Company on a pro rata basis by Subsidiaries in a manner consistent with past practice;

(ii) except as set forth in Section 5.1(a)(vi) below, shall not, and shall not permit any of its Subsidiaries to, split, combine, recapitalize or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required pursuant to existing written agreements or employee benefit plans in effect as of the date hereof, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or to become payable to its directors, officers or employees (other than pursuant to the normal annual salary review process in the ordinary course of business and consistent in all material respects with past practice), (B) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of the Company or any of its Subsidiaries, (C) enter into any employment agreement with any executive officer or senior employee of the Company or any of its Subsidiaries, (D) enter into or engage in negotiations with respect to any collective bargaining or other similar agreement, or (E) except as required by a collective bargaining agreement in the ordinary course of business, establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries, or any of their beneficiaries; provided, that the Company may, prior to the Closing Date, take such steps as are necessary to pay each of its directors compensation in the amount set forth across from the name of such director in Section 5.1(a)(iii) of the Company Disclosure Schedule; and honor, fulfill and discharge the Surviving Corporation’s obligations in respect of (i) the CIC Severance Agreements (as defined in Section 5.5(c) below), and (ii) the arrangements described in Section 5.15 and Appendix 1 hereto.

(iv) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, take, approve, authorize or omit to take any action that is intended or would reasonably be expected to, prevent, impede, interfere with, delay or postpone the Merger or other transactions contemplated by this Agreement;

(vi) except in respect of the Merger, or any mergers, consolidations or business combinations among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or any acquisition or transfer of any business or stock or assets of any person that comprise or constitute a business organization or division thereof; provided, however, that the Company shall, as soon as reasonably practicable after the date hereof, use commercially reasonable efforts to procure the completion of the transactions set forth in Appendix 2 hereto, provided, further, that the Company shall not enter into any binding agreements with respect to such transactions without Parent’s prior written approval;

(vii) shall not, and shall not permit any of its Subsidiaries to, (A) adopt any amendments, or otherwise change, to its certificate of incorporation or bylaws or similar applicable charter documents; (B) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, deliver, dispose of or encumber, or authorize the issuance, sale, pledge, delivery, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof), other than (x) issuances of Company Common Stock in respect of any exercise of Company Stock Options and vesting and/or settlement of Company Stock-Based Awards outstanding on the date hereof, and (y) issuances of Company Common Stock in respect of any conversion of the July Notes, the July Public Notes and the March Cash Notes, in each case in accordance with their current terms;

(viii) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any compensatory shares, restricted shares, warrants, options, convertible security or other rights to acquire or which otherwise relate to any shares of its capital stock, or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested award granted under a Company Stock Plan or otherwise;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares except for acquisitions of Company Common Stock tendered by holders of Company Stock Options and Company Stock-Based Awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

(x) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any indebtedness for borrowed money among the Company and its Subsidiaries and joint ventures or among the Company’s Subsidiaries and joint ventures, (B) up to $3 million in aggregate principal amount of indebtedness for borrowed money under commercially reasonable credit facilities or in the commercial paper market incurred to replace, renew, extend, refinance or refund any existing short-term indebtedness for borrowed money; (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(a), and (D) indebtedness for borrowed money not to exceed $3 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with subclauses (A) - (C), inclusive;

(xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Liens which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used ) or otherwise dispose of any portion of its properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to clause (xi) hereof, (C) for transactions involving less than $500,000 individually, or $2 million in the aggregate or (D) as may be required in compliance with Section 5.6;

(xii) shall not, and shall not permit any of its Subsidiaries to, terminate, cancel, renew, or request or agree to any material amendment or material modification to, material change in, or material waiver under, any Company Material Contract or Company Permit, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Company Material Contract, or waive, release or assign any material right or claim under any Company Material Contract or Company Permit (in each case, excluding the Company Material Contracts identified in Section 3.18(a)(iv) (except for any amendment that would expand the limitations or restrictions referenced therein)); provided that nothing contained in this Section 5.1 shall grant Parent any right or ability to determine or withhold its consent regarding any provision in a Company Material Contract relating to pricing;

(xiii) shall not, and shall not permit any of its Subsidiaries to (A) settle any action relating to the Merger, this Agreement or the transactions completed hereby, or (B) settle any other action, other than for monetary damages payable by the Company or any Subsidiary not in excess of $500,000 individually or $2 million in the aggregate or (C) commence any material Action other than in the ordinary course of business without reasonably consulting with Parent prior to such commencement or other than any action against Parent or Merger Sub arising out of or relating to the Merger, this Agreement or the transactions contemplated hereby;

(xiv) shall not (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Intellectual Property or licenses of Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Intellectual Property or licenses of Intellectual Property, (ii) grant to any third person any license with respect to any Intellectual Property, except non-exclusive licenses in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third person, except in the ordinary course of business consistent with past practice, (iv) disclose any confidential information or confidential Intellectual Property to any person, other than employees of the Company or the Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (v) fail to notify Parent and Merger Sub promptly of any infringement, misappropriation or other violation of or conflict with any Intellectual Property of which the Company or any Subsidiary becomes aware and to consult with Parent and Merger Sub regarding the actions (if any) to take to protect such Intellectual Property;

(xv) shall, and shall cause its Subsidiaries to, exercise any rights of renewal pursuant to the terms of any of the leases or subleases underlying the Leased Real Property which by their terms would otherwise expire; provided that if the terms and conditions of such leases and subleases as so extended would be materially different than the terms and conditions currently in effect, the Company shall not, and shall cause its Subsidiaries not to, exercise such rights without Parent’s prior written consent;

(xvi) shall not fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvii) shall (A) maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company and its Subsidiaries’ past practice and (B) not undertake or permit any compromise or settlement of any claim arising under any of its respective insurance policies where the losses claimed are in excess of $500,000;

(xviii) shall not, and shall not permit any of its Subsidiaries to, materially alter the terms, business arrangements or other aspects of its relationship with any material customer or supplier;

(xix) shall not, and shall not permit any of its Subsidiaries to, engage or enter into any contract, agreement or understanding with any affiliate of the Company or any of its Subsidiaries, other than contracts, agreements or understandings solely with affiliates in the ordinary course of business consistent with past practices;

(xx) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions; and

(xxi) shall not, and shall not permit any of its Subsidiaries to, make or change any Tax election, settle or compromise any Tax liability of the Company or any of its Subsidiaries, make any change in Tax accounting methods, file any amended Tax Return, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund.

(b) Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, Parent shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

5.2 Investigation. The Company shall afford to Parent and to its officers, employees, accountants, consultants, agents and other representatives (including any investment banker, financial advisor, attorney or accountant retained by it) (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries’ officers, directors, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall use all reasonable efforts to cause its Representatives to furnish promptly to Parent such additional financial and operating data and other information as to its and its Subsidiaries’ respective businesses and properties as Parent or its Representatives may from time to time reasonably request, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of applicable Laws. Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement, dated as of November 4, 2009, between the Company and Parent (the “Confidentiality Agreement”). Subject to the exception in the first sentence of this section, to applicable Law and to the immediately preceding sentence, the Company agrees to confer at such times as Parent may reasonably request with one or more directors, officers, employees or agents of Parent, to report material operational matters and the general status of its ongoing operations. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to grant any access or make any disclosure in violation of applicable Laws. No investigation pursuant to this Section 5.2 shall affect any representation or warranty of any Party in this Agreement or any condition to the obligations of the Parties hereto or any condition to the consummation of the Merger.

5.3 No Solicitation.

(a) The Company agrees that neither it nor any Subsidiary of the Company nor any of their respective directors, officers, or employees shall, and that the Company shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal (as defined in Section 5.3(f)), (ii) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information in furtherance of such inquiries or to obtain or with respect to, any proposal that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal, or in response to any inquiries or proposals that may reasonably be expected to lead to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iii) agree to approve, endorse or recommend any Company Alternative Proposal, (iv) authorize or permit any of its or its Subsidiaries’ Representatives to take any such action or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except as contemplated by Section 7.1(f) and except for confidentiality agreements permitted under Section 5.3(b)). Subject to Section 5.3(b), the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall, and shall cause its and its Subsidiaries’ Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Company Alternative Proposal, (ii) with respect to third parties with whom discussions or negotiations have been terminated on, prior to or subsequent to the date of this Agreement, use reasonable best efforts to obtain the return or destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or its or their Representatives and (iii) cause any virtual or physical data room to no longer be accessible to or by any person other than Parent and its affiliates.

(b) The Company will promptly notify Parent orally (and then in writing within twenty-four (24) hours) after it or any of its Subsidiaries has received any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting a Company Alternative Proposal, any request for discussions or negotiations, or any request for information relating to the Company or the Subsidiaries in connection with a Company Alternative Proposal or a potential Company Alternative Proposal or for access to the properties or books and records thereof of which the Company or any of the Subsidiaries or any of their respective Representatives is or become aware, or any amendments to the foregoing. Such notice to Parent shall indicate the identity of the person making such proposal, inquiry, offer or request (or any amendment thereto) and the terms and conditions of the foregoing, if any. The Company shall also promptly provide Parent with (i) a copy of any written notice or other written communication from any person informing the Company or any of the Subsidiaries or their respective Representatives that it is considering making, or has made a proposal regarding, a Company Alternative Proposal, (ii) a copy of any Company Alternative Proposal (or any amendment thereof) received by the Company or any of the Subsidiaries, and (iii) such other details of any such Company Alternative Proposal that Parent may reasonably request. Thereafter, the Company shall promptly (and in any event within twenty-four (24) hours) keep Parent reasonably informed on a current basis of any change to the terms of any such Company Alternative Proposal. Notwithstanding the limitations set forth in Section 5.3(a) and subject to compliance with this Section 5.3(b), if the Company receives a Company Alternative Proposal (that did not arise or result from any breach of this Section 5.3) (i) which constitutes a Company Superior Proposal (as defined in Section 5.3(g)) or (ii) which the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in clause (x), (y) or (z) below, in a Company Superior Proposal, the Company may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making any such Company Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less favorable to the Company than the terms of the Confidentiality Agreement, (y) engage in discussions or negotiations with the third party (and such other persons) with respect to the Company Alternative Proposal and (z) release any third party from, or waive any provision of, a confidentiality or standstill provision to which it is a party if, in the case of this clause (z), the board of directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(c) In response to the receipt of a Company Alternative Proposal (that did not arise or result from a breach of this Section 5.3) that has not been withdrawn, at any time prior to obtaining the Company Stockholder Approval, the board of directors of the Company may change, withhold or withdraw the Company Recommendation (as defined in Section 5.4(c)) (a “Company Change of Recommendation”) but only if the board of directors of the Company has concluded in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (x) such Company Alternative Proposal constitutes a Company Superior Proposal and (y) effecting a Company Change of Recommendation is required for the board of directors of the Company to comply with its fiduciary obligations under applicable Law. No Company Change of Recommendation shall change the approval of the board of directors of the Company for purposes of causing any state takeover Law (including the Interested Stockholder Statute) or other state Law to be inapplicable to the Merger, this Agreement, the Support Agreement and the other transactions contemplated hereby and thereby.

(d) Nothing in this Agreement shall prohibit or restrict the board of directors of the Company, in circumstances not involving or relating to a Company Alternative Proposal, from amending, modifying or withdrawing the Company Recommendation to the extent that the board of directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(e) Nothing contained in this Agreement shall prohibit the Company or its board of directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company’s board of directors, after consultation with its outside legal and financial advisors, such disclosure is required in order for the board of directors to comply with its fiduciary obligations, or is otherwise required, under applicable Law; provided, however, that such disclosure states that no action will be taken by the Company or the board of directors of the Company (or any committee thereof) in violation of this Section 5.3 and that neither the Company or the board of directors of the Company (or any committee thereof) shall make any Company Change of Recommendation, except as permitted by this Section 5.3, or approve or recommend, or propose to approve or recommend, any Company Alternative Proposal.

(f) As used in this Agreement, “Company Alternative Proposal” shall mean any unsolicited, bona fide, written proposal or any unsolicited bona fide, written offer made by any person (other than a proposal or offer by Parent or any of its Subsidiaries) relating to (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals,” in each case directly or indirectly involving the Company or any material Subsidiary; (ii) the acquisition by any person or “group” of persons, directly or indirectly, of fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries; (iii) the issuance to or acquisition by any person or “group” of persons of fifteen percent (15%) or more of any class of equity securities of the Company or any material Subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person or group of “persons” beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or of any Subsidiary.

(g) As used in this Agreement “Company Superior Proposal”, shall mean a Company Alternative Proposal that the board of directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable from a financial point of view to the Company and its stockholders than the Merger (after taking into account any proposal by Parent to amend the terms of the Merger or this Agreement). For purposes of the definition of “Company Superior Proposal”, each reference to fifteen percent (15%) in the definition of “Company Alternative Proposal” shall be replaced with “fifty percent (50%).”

(h) Notwithstanding anything to the contrary contained herein, the Company may not terminate this Agreement pursuant to Section 7.1(f) unless and until (x) the Company has promptly (and in any event, within forty-eight (48) hours) provided a written notice to Parent (a “Superior Proposal Notice”) advising Parent that the Company has received a Company Alternative Proposal and specifying the information required by Section 5.3(b)

and including written notice of the determination of the board of directors of the Company that the Company Alternative Proposal constitutes a Company Superior Proposal promptly upon the board of directors of the Company making such determination, (y) the Company has provided Parent with an opportunity, for a period of five (5) Business Days from the date of delivery to Parent of the Superior Proposal Notice (the “Match Period”), to amend the terms and conditions of this Agreement and the Merger, including an increase in, or modification of, the Merger Consideration (any such proposed transaction, a “Revised Proposal”), such that the Company Superior Proposal no longer constitutes a Company Superior Proposal, and (z)(1) during such Match Period, the Company and its Representatives negotiate in good faith with Parent and its Representatives with respect to such Revised Proposal and (2) at the end of such Match Period, the board of directors of the Company acting in good faith and in accordance with its fiduciary duties, after consultation with the Company’s outside legal and financial advisors, has determined that the Company Superior Proposal continues to be a Company Superior Proposal notwithstanding the Revised Proposal and taking into account all amendments and proposed changes made thereto during the Match Period.

5.4 Filings, Other Actions.

(a) Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and, except to the extent provided in Section 5.3(c) or (d), the Proxy Statement shall include the recommendation of the board of directors of the Company that the Company’s stockholders approve and adopt this Agreement. As promptly as practicable after the execution of this Agreement, the Company shall file with the SEC the preliminary Proxy Statement; provided that, subject to applicable Law, the Company shall use its commercially reasonable efforts to file the preliminary Proxy Statement within 30 days following the date of this Agreement, and, thereafter, shall use its commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments from the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence (and summaries of any oral comments) between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond to any comments of the SEC staff as promptly as practicable; provided, however, the Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent and Merger Sub shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement have been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be disseminated (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the board of directors of the Company. Each of the Parties shall correct promptly, any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable Law.

(b) The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

(c) Subject to Section 7.1(g) of this Agreement, the Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (and subject to the last sentence of this Section 5.4(c), no later than thirty (30) days after the dissemination of the Proxy Statement to the Company’s stockholders) for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) and, subject to Section 5.3(c) or (d), shall include in the Proxy Statement the recommendations of its board of directors that its stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”). Subject to Section 5.3 of this Agreement, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Stockholder Approval. Neither the commencement, disclosure, announcement or submission to the Company of any Company Alternative Proposal (whether or not a Company Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the board of directors of the Company to effect a Company Change of Recommendation shall give the Company any right to delay, defer or adjourn the Company Meeting or to fail to seek the Company Stockholder Approval. For the avoidance of doubt, the preceding sentence is intended to implement DGCL Section 146. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Meeting to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or to permit dissemination of information that is material to stockholders voting at the Company Meeting, or, if as of the time the Company Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or for the adoption and approval of this Agreement and the approval of the Merger.

5.5 Stock Options and Other Stock Based Awards; Warrants; Employee Matters.

(a) Stock Options and Other Stock Based Awards.

(i) Each option to purchase shares of Company Common Stock, as listed in Section 3.2(b) of the Company Disclosure Schedule (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right at the Effective Time to receive an amount in cash, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”).

(ii) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plans or the Company Benefit Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Company Stock Options, as listed, in each case, in Section 3.2(b) of the Company Disclosure Schedule (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular vested Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”).

(iii) The compensation committee of the board of directors of the Company shall pass such resolutions with respect to the Company Stock Options and Company Stock-Based Awards consistent with the foregoing provisions of this Section 5.5, and shall take all other actions as may be necessary to terminate all Company Stock Plans and all outstanding Company Stock Options and Company Stock-Based Awards thereunder.

(b) Warrants. As soon as practicable following the date of this Agreement, the board of directors of the Company shall adopt such resolutions or take such other actions (if any) as may be required to provide that each Warrant outstanding immediately prior to the Effective Time shall be canceled in exchange for a lump sum cash payment equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Warrant and (B) the Merger Consideration, minus (ii) the product of (A) the number of shares of Company Common Stock subject to such Warrant and (B) the per share exercise price of such Warrant (provided that if such calculation results in a negative number, the lump sum cash payment shall be deemed to be $0). Such payment shall be made promptly following the Effective Time. All amounts payable pursuant to this Section 5.5(b) shall be subject to any required withholding of Taxes and shall be paid without interest. The Company has obtained all consents of the holders of the Warrants necessary to effectuate the foregoing.

(c) Employee Matters.

(i) All employees who were employed by the Company or its Subsidiaries immediately prior to the Effective Time (“Covered Employees”) shall be employed by the Surviving Corporation or a Subsidiary thereof as of the Effective Time.

(ii) From and after the Effective Time until the first anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each Covered Employee who is listed on Section 5.5(c)(ii) of the Company Disclosure Schedule (each a “Key Employee”) and who remains employed by the Surviving Corporation or any of its Subsidiaries (i) the same annual base salary or wage rates in effect as of the date of this Agreement and the same annual incentive and bonus opportunities provided by the Company in respect of 2009 as set forth under the applicable Company Benefit Plan (and, for the avoidance of doubt, for purposes of annual cash bonus opportunities to be provided to such Covered Employees whose annual cash bonuses in respect of 2009 were discretionary, the amount of such bonuses actually paid to such employees shall be deemed the amount of their “opportunity” for purposes of this provision), and (ii) employee benefits which are substantially comparable, in the aggregate, to those provided to similarly situated Covered Employees (as a group), in each case by the Company and its Subsidiaries immediately prior to the Effective Time; provided, however, that (A) the foregoing covenants shall not take into account any equity-based compensation or any change in control- or transaction-based retention, transition, stay or similar bonus arrangements for purposes of defining either annual incentive and bonus opportunities or employee benefits as used in this Section 5.5(c)(ii); (B) with respect to Covered Employees who are subject to collective bargaining agreements, compensation and benefits shall be provided in accordance with the applicable collective bargaining agreements; (C) so long as Parent shall, or shall cause the Surviving Corporation to, honor the provisions of Section 5.5(c)(iii) below with respect to a particular Covered Employee, Parent shall be deemed to have satisfied the portion of the covenant contained in this Section 5.5(c)(ii) with respect to annual cash incentive or bonus opportunities to be provided to such Covered Employee in respect of 2010; (D) so long as Parent shall, or shall cause the Surviving Corporation to, honor the provisions of Section 5.5(c)(vi) (as it relates to the CIC Severance Agreements (as defined below)), as applicable to a given Covered Employee, Parent shall be deemed to have satisfied the portion of the covenant contained in this Section 5.5(c)(ii) with respect to any obligation to provide severance payments and/or benefits to any such Covered Employee as may otherwise be required to be provided hereunder; and (E) with respect to any Covered Employees based outside the United States, Parent’s obligations under this Section 5.5(c)(ii) shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such employees are based.

(iii) Parent shall, or shall cause the Surviving Corporation to, and the Company shall, in each case honor all of the obligations and covenants relating to 2010 Bonuses (as defined and, to the fullest extent, set forth on Section 5.5(c)(iii) of the Company Disclosure Schedule).

(iv) With respect to any benefit plans of Parent in which Covered Employees first become eligible to participate on or after the Effective Time (collectively, “New Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to (A) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Covered Employees under any such New Benefit Plans providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, (B) provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the calendar year in which such Effective Time occurs (or if later, paid in the year in which such Covered Employee is first eligible to participate), to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible or out-of-pocket requirements under any such New Benefit Plan in which the Covered Employee participates during the calendar year in which such Effective Time occurs (or if later, the year in which such Covered Employee is first eligible to participate) and (C) recognize all service of each Covered Employee prior to the Effective Time to the Company, its Subsidiaries and any predecessor entities of the Company or any of its Subsidiaries (as well as service to Parent and its affiliates (including the Surviving Corporation) after the Effective Time), for purposes of eligibility and vesting, and with respect to severance and vacation benefits only, with respect to benefit accruals, of any New Benefit Plans (including those providing for vacation and paid time-off) in which any Covered Employee participates after the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(v) From and after the Effective Time, Parent shall honor, fulfill and discharge, or shall cause the Surviving Corporation to honor, fulfill and discharge, in accordance with its respective terms as in effect as of the date hereof or as may be amended or terminated after the date hereof with the prior written consent of Parent, each employment, change in control, severance and termination agreement between the Company or any of its Subsidiaries and any director, officer or employee of such company listed on Section 5.5(c) of the Company Disclosure Schedule (the “CIC Severance Agreements”) and the obligations of Company and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.9 of the Company Disclosure Schedule.

(vi) Nothing in this Section 5.5(c) shall be construed to (i) limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan or applicable Law, or (ii) require Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(vii) Nothing contained in this Section 5.5 express or implied shall create any third-party beneficiary or similar rights in respect of any Covered Employees or other current or former employees of the Company or its Subsidiaries.

5.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals, including the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable make appropriate filings in accordance with the PRC Merger Regulation, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents or approvals are required to be obtained from, any other Governmental Entities (including any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) or third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals, (iii) supply as promptly as practicable such information or documentation that may be requested pursuant to any Regulatory Law (as defined in Section 5.6(e)) by any Governmental Entity, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Without limiting the foregoing, Parent and the Company shall each take all such further action as may be necessary to resolve such objections, if any, as the antitrust enforcement authorities or competition authorities of any nation or jurisdiction may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger in each case so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as defined in Section 7.1(b))); provided, that that Parent and the Company shall not be required to (x) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets, businesses, products or product lines of Parent or the Company (or any of their respective Subsidiaries or affiliates), (y) create or terminate relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or affiliates or (z) otherwise take or commit to take actions that after the Closing

Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ businesses, product lines or assets, in each case as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date (each of (x), (y) and (z), a “Divestiture”), unless such Divestitures are in respect of any assets, businesses, products or product lines of Parent or the Company the aggregate revenues of which are equal to or in excess of $7 million for the most recent fiscal year (a “Material Divestiture”).

(c) Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Merger or regulatory filings under applicable Regulatory Law, including any communications with any Governmental Entity relating to any contemplated or proposed Divestiture. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party and/or any Governmental Entity with respect to such transactions, (iv) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining the necessary approvals for the Merger, and (v) in the case of Parent, not to participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives the Company the opportunity to attend and observe. Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company agrees it shall consult with Parent in advance of and not to participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives Parent the opportunity to attend and observe. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.6 in a manner so as to preserve any applicable privilege.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the PRC Merger Regulation, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

5.7 Convertible Notes.

(a) In the event any Convertible Notes are still outstanding immediately before the Closing Date, the Company shall use its reasonable best efforts to procure that the pledge agreement, dated as of January 20, 2009 and amended as of March 12, 2009, among the Company, the noteholders identified on the signature pages thereto (the “Noteholders”), and Les Baledge, as agent for the Noteholders, shall be terminated and all Liens on the Collateral (as therein defined) shall be released.

(b) The Company shall use its reasonable best efforts, after the date hereof, to cooperate with Parent to permit the Surviving Corporation to comply with all of its obligations pursuant to the Convertible Notes, including, but not limited to providing assistance in connection with the preparation of supplemental indentures, legal opinions and notices.

(c) The Company shall, prior to the Effective Time, use its reasonable best efforts to procure any necessary waivers or consents in connection with the Merger with respect to any outstanding promissory note, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $1,000,000, the absence of which would result in, or be capable of resulting in the declaration of, a default or acceleration of any amount due pursuant to any other outstanding financial instrument or borrowing of the Company or any Subsidiary of the Company or the enforcement of any pledge, mortgage, security, guarantee or any similar undertaking given in relation to such financial instrument or borrowing.

5.8 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby including by reason of a Company Change of Recommendation, each of the

Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.9 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, shall reasonably consider all additions, deletions or changes suggested by the other Party in connection therewith, and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

5.10 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be (the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from and after the Effective Time, Parent and Surviving Corporation shall maintain in effect (i) the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (ii) any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Party against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries or of any entity if such service was at the request or for the benefit of the Company or any such Subsidiary, including any actions or omissions or alleged actions or omissions in connection with the transactions contemplated by this Agreement.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions and from carriers with comparable credit ratings which are no less advantageous to the insured with respect to claims arising from facts or events, actions or omissions on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the year ending December 31, 2009 (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.10, it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. The Company may, in lieu of the foregoing insurance coverage, purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(d) The provisions of this Section 5.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws, or under any insurance policies.

(f) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other persons, or (ii) transfers 50% or more of its properties or assets to any person, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.10.

5.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

5.12 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.13 Notification of Certain Matters. From the date hereof to the Effective Time, the Company shall give prompt notice to Parent, and each of Parent and Merger Sub shall give prompt notice to the Company, of (i) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Merger if the subject matter of such communication or the failure of such Party to obtain such consent purports to materially affect the consummation of the Merger, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against such Party or any of its Subsidiaries which purports to materially affect the consummation of the Merger, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (iv) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

5.14 Securityholder Litigation. Company and Parent shall reasonably cooperate in connection with the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Merger, and shall not settle or offer to settle any such litigation without Parent’s prior consent.

5.15 Retention Agreements. Retention Agreements. As soon as practicable after the date hereof, each of Parent and the Company shall, in consultation and cooperation with each other, use its reasonable best efforts to negotiate and enter into retention agreements (the “Retention Agreements”) with the individuals listed in Section 5.15 of the Company Disclosure Schedule (the “Retention Executives”), incorporating the understandings set forth in Appendix 3 hereto, and otherwise on terms mutually acceptable to the Retention Executives and Parent, for the purpose of incentivizing such individuals and inducing their continued employment with the Successor Corporation following the Closing Date in accordance with their Retention Agreements. Pursuant to each Retention Agreement, upon the effective date of such Retention Agreement, any existing employment agreements with the corresponding Retention Executive shall be terminated (except with respect any restrictive covenants applicable to such Retention Executives under such employment agreements).

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or written waiver by all Parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, restraint or prohibition by any Governmental Entity or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) (i) The PRC’s Ministry of Commerce shall have issued a decision under the PRC Merger Regulation approving the Merger, and (ii) all applicable waiting and other time periods under other applicable foreign, federal antitrust, competition or fair trade Laws or applicable Laws, other than the PRC Merger Regulation, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction shall have been obtained, in each case, in respect of the Merger unless otherwise waived by Parent (the “Foreign Antitrust Condition”); provided, however, that with respect to the Foreign Antitrust Condition, the failure of such condition shall not relieve either Parent or Merger Sub of its obligation to consummate the Merger unless consummation of the Merger without obtaining any of the regulatory clearances referred to in this subclause (iii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or written waiver by Parent and Merger Sub) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement that are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided further that the representations and warranties of the Company set forth in Section 3.2(a) and (b) (in each case to the extent relating to capital stock of the Company) (other than de minimis exceptions) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such specified representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct except for de minimis exceptions to the extent applicable as of such other date);

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE 7

TERMINATION

7.1 Termination or Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before the date that is six months following the date hereof (the “End Date”) and (ii) the Party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that has been a principal cause of or resulted in the failure to consummate the Merger on or before the End Date;

(c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied with its obligations under Section 5.6 of this Agreement;

(d) by either the Company or Parent if the Company Meeting (after any permitted postponement or adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least 60 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least 60 days prior to such termination, stating Parent’s intention to terminate the Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Company Superior Proposal, if the Company has complied with its obligations under Section 5.3(h), provided, that any such purported termination by the Company pursuant to this Section 7.1(g) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Termination Fee (as defined below) in accordance with Section 7.2; and

(h) by Parent or Merger Sub, in the event of a Company Change of Recommendation, it being agreed that the taking of any of the actions contemplated by Section 5.3(a) or (b) shall not constitute a Company Change of Recommendation.

In the event of termination of this Agreement pursuant to this Section 7.1 above, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 (and any other provision herein related to payment of the Termination Fee), and Article 8, which all shall survive termination), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of fraud or any intentional breach of any covenant of this Agreement (subject to the limitation in Section 7.2) or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

7.2 Termination Fee.

Notwithstanding any provision in this Agreement to the contrary, if:

(a) this Agreement is terminated by the Company pursuant to Section 7.1(g), then the Company shall pay to Parent an amount in cash equal to $20.8 million (the “Termination Fee”) concurrently with and as a condition to the effectiveness of the termination of this Agreement by the Company pursuant to Section 7.1(g);

(b) (i) after the date of this Agreement, any bona fide Company Alternative Proposal (with each reference to “15%” in the definition thereof replaced with “50%”) shall have been publicly announced and not withdrawn prior to the Company Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (ii) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Company Alternative Proposal (with each reference to “15%” in the definition thereof replaced with “50%”) shall have been entered into by the Company or a Company Alternative Proposal (with each reference to “15%” in the definition thereof replaced with “50%”) shall have been consummated, whether or not such Company Alternative Proposal is the same as the original Company Alternative Proposal made, communicated or publicly announced, then the Company shall pay to Parent the Termination Fee in cash (it being understood by the Parties that in no event shall Parent be entitled to receive an amount exceeding the Termination Fee or to receive the Termination Fee on more than one occasion), upon the consummation of such Company Alternative Proposal; or

(c) this Agreement is terminated by Parent pursuant to Section 7.1(h) and, at the time of the Company Change of Recommendation, a Company Alternative Proposal (with each reference to “15%” in the definition thereof replaced with “50%”) had been made and not withdrawn, then the Company shall pay to Parent the Termination Fee in cash within two (2) Business Days of the date of such termination; provided that, in the event the Company pays the Termination Fee to Parent pursuant to this Section 7.2, the Company shall have no further liability to Parent or Merger Sub arising out of a termination of this Agreement.

7.3 Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

7.4 Extension of Time, Waiver, etc. At any time prior to the Effective Time, the Company and Parent may:

(a) extend the time for the performance of any of the obligations or acts of the other Party;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) subject to requirements of applicable Law, waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 8

MISCELLANEOUS

8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be shared equally by the Company and Parent.

8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.5 Jurisdiction; Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties would not have any adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such Party or by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.6. Nothing in this Section 8.5(b) shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

To Parent or Merger Sub:

sanofi-aventis

174 Avenue de France

75635 Paris Cedex 13

France

Attention: General Counsel

Facsimile: +33 1 53 77 43 03

with copies to:

Shearman & Sterling LLP

12th Floor East Tower, Twin Towers

B-12 Jianguomenwai Dajie

Beijing, 100022

China

Attention: Lee Edwards, Esq.

Facsimile: +8610 6563 6001

To the Company:

600 W. Germantown Pike, Suite 400

Plymouth Meeting

PA 19462

Attention: Chief Financial Officer

Facsimile: +1 610 940 1676

with copies to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Facsimile: +1 215 963 5001

Attention: Richard B. Aldridge, Esq.

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile, and as of the date so personally delivered or as of the date so received in the case of overnight delivery. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.9 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof is not intended to and shall not confer upon any person other than the Parties hereto any rights or remedies hereunder except for the provisions of Section 5.9 hereof. Nothing contained in this Agreement shall be deemed to amend any Company Benefit Plan or to confer on any employee the right to enforce the covenants included in Section 5.5.

8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.

8.11 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

8.12 Definitions.

(a) References in this Agreement to “Subsidiaries” of any Party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such Party, or (ii) such Party or any Subsidiary of such Party is a general partner (excluding partnerships in which such Party or any Subsidiary of such Party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in the prior sentence, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media. As used in this Agreement, “knowledge” of any person means the actual knowledge of the executive officers of such person after due inquiry.

(b) Each of the following terms is defined in the section set forth opposite such term:

affiliates	8.12(a)
Agreement	Preamble
Book-Entry Shares	2.1(a)
Business Day	1.2
Cancelled Shares	2.1(b)
Certificate of Merger	1.3
Certificates	2.1(a)
CIC Severance Agreement	5.5(c)(v)
Closing	1.2
Closing Date	1.2
Code	2.2(b)(iii)
Company	Preamble
Company Alternative Proposal	5.3(f)
Company Approvals	3.3(b)
Company Benefit Plans	3.9(a)
Company Change of Recommendation	5.3(c)
Company Common Stock	2.1(a)
Company Disclosure Schedule	ARTICLE 3
Company Material Adverse Effect	3.1(c)
Company Material Contracts	3.18(b)
Company Meeting	5.4(c)
Company Permits	3.7(a)
Company Preferred Stock	3.2(a)
Company Recommendation	5.4(c)
Company SEC Documents	3.4(a)
Company Stock Option	5.5(a)(i)
Company Stock Plans	5.5(a)(i)
Company Stock-Based Award	5.5(a)(ii)
Company Stockholder Approval	3.17

Company Superior Proposal	5.3(g)
Confidentiality Agreement	5.2
Contracts	3.18(b)
control	8.12(a)
controlled by	8.12(a)
Convertible Notes	5.7
Covered Employees	5.5(c)(i)
DGCL	Recitals
Dissenting Shares	2.1(e)
Divestiture	5.6(b)
Effective Time	1.3
End Date	7.1(b)
Environmental Laws	3.8(f)
Environmental Permit	3.8(f)
ERISA	3.9(a)
Exchange Act	3.3(b)
Exchange Fund	2.2(a)
Financial Contract	3.18(a)(i)
Foreign Antitrust Condition	6.1(c)
Foreign Benefit Plan	3.9(g)
GAAP	3.4(b)
Governmental Entity	3.3(b)
Hazardous Material	3.8(f)
Indemnified Parties	5.10(a)
Intellectual Property	3.15(g)
Interested Stockholder Statute	3.3(a)
internal controls	3.5(b)
July Notes	3.2(a)
July Public Notes	3.2(a)
Key Employee	5.5(c)(ii)
knowledge	8.12(a)
Law	3.7(a)
Laws	3.7(a)
Leased Real Property	3.19(b)
Lien	3.3(c)
March Cash Notes	3.2(a)
Match Period	5.3(h)
Material Company Insurance Policies	3.21
Material Divestiture	5.6(b)
Maximum Amount	5.10(c)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Benefit Plans	5.5(c)(iv)
Non-Core Divestitures	5.1(a)(vi)
Noteholders	5.7(a)

Option and Stock-Based Consideration	5.5(a)(ii)
Option Consideration	5.1(a)(i)
Owned Real Property	3.19(a)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent SEC Documents	4.3(a)
Parties	Preamble
Party	Preamble
Paying Agent	2.2(a)
Permitted Liens	3.19(d)
person	8.12(a)
PRC	3.1(c)
PRC Merger Regulation	3.3(b)
Prohibited Payments	3.7(c)
Proxy Statement	3.12
Regulatory Law	5.6(e)
Representatives	5.2
Retention Agreements	5.15
Retention Executives	5.15
Revised Proposal	5.3(h)
Rongheng Acquisition	5.1(a)(vi)
Sarbanes-Oxley Act	3.5(c)
SEC	3.4(a)
Securities Act	3.4(a)
Share	2.1(a)
Shares	2.1(a)
Stockholders	Recitals
Subsidiaries	8.12(a)
Superior Proposal Notice	5.3(h)
Support Agreement	Recitals
Surviving Corporation	1.1
Tax Return	3.13(b)
Taxes	3.13(b)
Termination Date	5.1(a)
Termination Fee	7.2(a)
Trade Secrets	3.15(g)
under common control with	8.12(a)
U.S. Benefit Plan	3.9(c)
Warrants	3.2(a)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SANOFI-AVENTIS

By:	/S/ ALEXANDRE LEMOALLE
Name:	Alexandre Lemoalle
Title:

STAR 2010, INC.

By:	/S/ ALEXANDRE LEMOALLE
Name:	Alexandre Lemoalle
Title:

BMP SUNSTONE CORPORATION

By:	/S/ XIAO YING GAO
Name:	Xiao Ying Gao
Title: